Exhibit 99.1

Imperial Holdings, Inc. Announces Fourth Quarter and Year-End 2014 Results

Company Reports Book Value of $10.05 per Share

Boca Raton, FL, March 5, 2015 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today its financial results for the three months and year ended December 31, 2014.

Three Months Ended December 31, 2014

Total income from continuing operations was $24.8 million for the three months ended December 31, 2014 compared to a total income from continuing operations of $6.5 million for the same period in 2013. The increase was primarily due to the gain associated with the purchase of 14 policies during the quarter and an improvement in the fair value of the Company’s investments in life settlements. Total expenses were $13.5 million for the three months ended December 31, 2014 compared to $2.6 million for the same period in 2013. The increase was primarily due to higher interest expense and legal fees of $3.4 million and $4.1 million respectively.

The Company reported net income from continuing operations of $8.7 million, or $.32 per fully diluted share using the “if- converted” method for the additional 10,464,941 shares underlying the Company’s convertible notes, for the three months ended December 31, 2014, compared to a net income of $3.9 million, or $0.18 per fully diluted share, for the same period in 2013.

Year Ended December 31, 2014

Total income from continuing operations was $43.8 million for the twelve months ended December 31, 2014, compared to $89.1 million for the same period in 2013. Total income in 2013 was driven by a $71.5 million unrealized gain in investments in life settlements associated with a one-time acquisition of 416 life insurance policies during the quarter ended June 30, 2013. Total expenses were $48.8 million for the twelve months ended December 31, 2014 compared to $37.2 million for the same period in 2013. The increase was primarily due to higher interest expense of $2.6 million and a $6.8 million conversion liability embedded in the Company’s convertible notes.

The Company reported a net loss from continuing operations of ($5.2 million), or ($0.24) per fully diluted share, for the year ended December 31, 2014, compared to net income of $51.8 million or $2.44 per fully diluted share for the same period in 2013.

As of December 31, 2014, the Company had $54.9 million of cash and cash equivalents. As of December 31, 2014, the Company had 21,402,990 shares outstanding and an undiluted book value of $10.05 per share.

Life Settlements Portfolio Highlights

At December 31, 2014, the aggregate face value of the Company’s portfolio of 607 life insurance policies was approximately $2.9 billion with an estimated fair value of $388.9 million. The weighted average discount rate used in the Company’s fair value model was 17.77% at December 31, 2014 compared to 19.14% at December 31, 2013. During the fourth quarter the Company experienced two policy maturities totaling $14 million. To date in 2015, the Company experienced two additional policy maturities totaling $9 million. All of the policies associated with these maturities were pledged as collateral under the Company’s revolving credit facility and the related policy proceeds will be used to pay down outstanding debt.

Antony Mitchell, Chief Executive Officer of Imperial, commented, “The Life Settlements market remains robust. We have been able to deploy capital to make strategic acquisitions of policies. To date, we have added policies having an aggregate face value of $143 million. As a result, our non-financed portfolio has now grown to $751 million in face value. We believe our non-financed portfolio has reached a meaningful size allowing us to pursue various strategic opportunities going forward.”

Conference Call

The Company will host a conference call today at 5:00 P.M ET. To join the call please dial US Toll Free (877) 312-5529 or from Outside of the US (253) 237-1147 and provide Conference ID 90948492 when prompted.

The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.imperial.com. Please visit the website at least 10 minutes prior to the call to register, download and install any necessary audio software.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that provides customized liquidity solutions to owners of illiquid financial assets. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.995.4300

IR@imperial.com

www.imperial.com

-SELECTED FINANCIAL TABLES FOLLOW-

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

	2014	2013
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$51,166	$14,722
Cash and cash equivalents (VIE)	3,751	7,977
Restricted cash	—	13,506
Prepaid expenses and other assets	1,502	1,331
Deposits - other	1,340	1,597
Deposits on purchase of life settlements	1,630	—
Structured settlement receivables, at estimated fair value	384	660
Structured settlement receivables at cost, net	597	797
Investment in life settlements, at estimated fair value	82,575	48,442
Investment in life settlements, at estimated fair value (VIE)	306,311	254,519
Receivable for maturity of life settlements (VIE)	4,000	2,100
Fixed assets, net	355	74
Investment in affiliates	2,384	2,378
Deferred debt costs, net	3,936	—

Total assets	$459,931	$348,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$6,140	$2,977
Accounts payable and accrued expenses (VIE)	423	341
Other liabilities	1,256	21,221
Interest payable - senior unsecured convertible notes	2,272	—
Senior unsecured convertible notes, net of discount	55,881	—
Interest payable - senior secured notes	261	—
Senior secured notes, net of discount	24,036	—
Revolving Credit Facility debt, at estimated fair value (VIE)	145,831	123,847
Income taxes payable	—	6,295
Deferred tax liability	8,728	—

Total liabilities	244,828	154,681
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value (80,000,000 authorized; 21,402,990 and 21,237,166 issued and outstanding as of December 31, 2014 and 2013, respectively)	214	212
Preferred stock, $0.01 par value (40,000,000 authorized; 0 issued and outstanding as of December 31, 2014 and 2013)	—	—
Additional paid-in-capital	266,705	239,506
Accumulated deficit	(51,816)	(46,296)

Total stockholders’ equity	215,103	193,422

Total liabilities and stockholders’ equity	$459,931	$348,103

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,

	2014	2013
	(in thousands, except share and per share data)
Income
Interest income	29	28
Interest and dividends on investment securities available for sale	—	14
Origination fee income	—	—
Loss on life settlements, net	(426)	(1,990)
Change in fair value of life settlements	44,128	88,686
Servicing fee income	—	310
Gain on maturities of life settlements with subrogation rights, net	—	—
Other income	85	2,030

Total income	43,816	89,078

Expenses
Interest expense	16,245	13,657
Change in fair value of Revolving Credit Facility debt	(5,472)	(9,373)
Loss on extinguishment of Bridge Facility	—	3,991
Change in fair value of conversion derivative liability	6,759	—
Provision for losses on loans receivable	—	—
Gain on loan payoffs and settlements, net	—	(65)
Amortization of deferred costs	—	7
Personnel costs	8,763	8,177
Legal fees	13,620	11,701
Professional fees	5,254	5,281
Insurance	1,667	1,953
Other selling, general and administrative expenses	2,006	1,887

Total expenses	48,842	37,216

(Loss) income from continuing operations before income taxes	(5,026)	51,862
Provision for income taxes	125	39

Net (loss) income from continuing operations	$(5,151)	$51,823

Discontinued Operations:
(Loss) income from discontinued operations, net of income taxes	(369)	2,198
Gain on disposal of discontinued operations, net of income taxes	—	11,311

Net (loss) income from discontinued operations	(369)	13,509

Net (loss) income	$(5,520)	$65,332

(Loss) earnings per share:
Basic (loss) earnings per common share
Basic (loss) income per share from continuing operations	$(0.24)	$2.44
Basic (loss) income per share from discontinued operations	$(0.02)	$0.64

Basic (loss) income per share available to common shareholders	$(0.26)	$3.08

Diluted (loss) earnings per common share
Diluted (loss) income per share from continuing operations	$(0.24)	$2.44
Diluted (loss) income per share from discontinued operations	$(0.02)	$0.64

Diluted (loss) income per share available to common shareholders	$(0.26)	$3.08

Weighted average shares outstanding:

Basic	21,354,567	21,216,487

Add: Restricted stock	—	2,451

Diluted	21,354,567	21,218,938

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended December 31,

	2014	2013
	(in thousands, except share and per share data)
Income
Interest income	7	1
Loss on life settlements, net	—	(281)
Change in fair value of life settlements	24,815	6,737
Other income	13	15

Total income	24,835	6,472

Expenses
Interest expense	5,080	1,638
Change in fair value of Revolving Credit Facility debt	(915)	(4,078)
Personnel costs	2,136	1,963
Legal fees	4,498	446
Professional fees	1,692	1,717
Insurance	414	478
Other selling, general and administrative expenses	641	410

Total expenses	13,546	2,574

Income from continuing operations before income taxes	11,289	3,898
Provision (benefit) for income taxes	2,577	(1)

Net income from continuing operations	$8,712	$3,899

Discontinued Operations:
Income from discontinued operations, net of income taxes	85	571
Gain on disposal of discontinued operations, net of income taxes	—	11,311

Net income from discontinued operations	85	11,882

Net income	$8,797	$15,781

Earnings per share:
Basic earnings per common share
Basic income per share from continuing operations	$0.41	$0.18
Basic income per share from discontinued operations	$0.00	$0.56

Basic income per share available to common shareholders	$0.41	$0.74

Diluted earnings per common share
Net income from continuing operations	$8,712	$3,899
Add: Interest expense associated with convertible debt, net of tax	1,448	—

Ajusted net income form continuing operations	$10,160	$3,899

Net income from disontinued operations	$85	$11,882

Diluted income per share from continuing operations	$0.32	$0.18
Diluted income per share from discontinued operations	$0.00	$0.56

Diluted income per share available to common shareholders	$0.32	$0.74

Weighted average shares outstanding:

Basic	21,361,930	21,219,880

Add: Restricted stock	26,725	10,715
Add: Convertible debt using the “if converted” method	10,464,941	—

Diluted	31,853,596	21,230,595

Imperial Holdings, Inc.

Life Finance Business Segment

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Period Acquisitions — Policies Owned
Number of policies acquired	14	—	16	432
Average age of insured at acquisition	85.3	—	85.2	77.7
Average life expectancy - Calculated LE (Years)	6.0	—	5.9	12.7
Average death benefit	$4,053	$—	$4,444	$4,749
Aggregate purchase price	$12,807	$—	$16,296	$58,645

End of Period — Policies Owned
Number of policies owned	607	612	607	612
Average Life Expectancy - Calculated LE (Years)	10.7	11.6	10.7	11.6
Aggregate Death Benefit	$2,931,066	$2,954,890	$2,931,066	$2,954,890
Aggregate fair value	$388,886	$302,961	$388,886	$302,961
Monthly premium — average per policy	$7.8	$7.5	$7.8	$7.5